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                                  EXHIBIT 10.7


                              EMPLOYMENT AGREEMENT

                  This Agreement is made and entered into as of January 1, 2000 by and between PROGRESS BANK, a federally chartered thrift institution (the "Company"), and JOSEPH R. KLINGER (the "Executive")

                                   BACKGROUND

                  A. The Company is a wholly-owned subsidiary of Progress Financial Corporation, a Delaware corporation ("Progress").

                  B. Progress and the Company intend to conduct activities related to formula-based and monitored asset-based lending, factoring, management advisory consulting, and leasing (the "Business") through Progress Business Finance ("PBF"), a management entity responsible for the Business activities, Progress Business Credit ("PBC"), a division of the Company, Progress Leasing Company ("PLC"), a subsidiary of the Company, and KMR Management, Inc. ("KMR"), a subsidiary of Progress.

                  C. The Company and the Executive desire to enter into an agreement which will provide that the Executive shall, among other things, serve as an Executive Vice President of the Company and the Chief Executive Officer of PBF on the terms and conditions hereinafter set forth.

                                    AGREEMENT

                  The parties hereto intending to be legally bound hereby agree as follows:


1.                Employment.

a. The Company hereby employs Executive and Executive hereby accepts employment by the Company, subject to the terms and conditions in this Agreement. Executive shall serve as an Executive Vice President of the Company and the Chief Executive Officer of PBF and shall have such other duties and responsibilities as the Board of Directors shall determine from time to time and as are consistent with his officer position. Executive shall serve as a Director of the Company and of Progress if so elected, for no additional compensation. Executive agrees to devote substantially all of his business time, energies and abilities to the business of the Company, which shall include serving as a director, officer and manager of related entities if so elected, for no additional compensation.

b. PBF will be responsible for the activities included in the definition of "Business" that are conducted by Progress, the Company, KMR or any of their affiliates within the Company's current market area consisting of the States of Delaware, Maryland, New Jersey, New York and Pennsylvania.











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2.                Compensation.

a. As compensation for the services to be rendered by Executive hereunder, the Company shall pay to Executive an annual base salary (the "Base Salary") of $175,000. Base Salary shall be paid to Executive in equal bi-weekly installments.

b. As additional compensation for the services to be rendered by Executive hereunder, the Company shall pay to Executive a portion of a performance bonus (the "Performance Bonus") based upon (i) the sum of the annual profits prior to any reduction with respect to income taxes and Performance Bonuses, (but net of all other expenses, including goodwill of not more than $100,000 per year) of PBC ("ABD Profit") and of KMR ("KMR Profit"), (ii) minus $100,000. The Performance Bonus will equal (A) twenty percent (20%) (the "ABD Bonus Percentage") of the amount by which ABD Profit exceeds $50,000 (the "ABD Threshold"); plus (B) fifty percent (50%) (the "KMR Bonus Percentage") of the amount by which KMR Profit exceeds $50,000 (the "KMR Threshold"); provided, however, that (i) the ABD Threshold shall be increased (but not to more than $100,000) by the amount, if any, by which KMR Profit is less than the KMR Threshold; (ii) the KMR Threshold shall be increased (but not to more than $100,000) by the amount, if any, by which ABD Profit is less than the ABD Threshold; and (iii) the deduction of Thresholds shall no longer be made after the total amount of such deductions reaches $500,000. Pre-tax profits shall be determined in accordance with generally accepted accounting principles (and shall include a management fee to Progress in accord with the Pro forma budget for any year and based upon a pro-rata allocation of shared costs) by the Chief Financial Officer of the Company whose determination shall be presumptively correct. The cost of funds used in determining pre-tax profits shall be three month LIBOR plus 0.75% if funded by the Company or the actual cost of funds if funded by third parties.

The Performance Bonus shall be divided among Executive, Arthur W. Mullin ("Mullin") and Robert Riesner ("Riesner") or such of them as remain Employees of the Company (or other affiliate of Progress) in such proportion as they direct. The portion of the Performance Bonus payable to Executive will be paid to Executive within ninety (90) days after the end of the relevant measurement period, but in no event sooner than five (5) days after receipt from Executive, Riesner and Mullin of their determination of the proportions of payment.

If either Mullin or Riesner is no longer so employed, then the ABD Bonus Percentage shall be reduced to 15%, the KMR Bonus Percentage shall be reduced to 37.5%, and the $50,000 referred to above in this Section 2 (b) and in Section 2
(c) shall be reduced to $37,500. If both Mullin and Riesner are no longer so employed, then the ABD Bonus Percentage shall be reduced to 10%, the KMR Bonus Percentage shall be reduced to 25%, and the $50,000 referred to above in this
Section 2 (b) and in Section 2 (c) shall be reduced to $25,000. The foregoing reductions will be effective on the first day of the month following the month in which the individual ceases to be so employed.

c. The Company shall have the right, at any time after the expiration of three
(3) years from the date of this Agreement, to modify the Performance Bonus to an

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amount equal to fifty percent (50%) of the amount by which KMR Profit exceeds
$50,000 by payment to Executive, Mullin and Riesner, of a one time payment (the "Amendment Payment") equal to five times the average annual ABD Profit for the most recent two years multiplied by the ABD Bonus Percentage then in effect. Such payment shall be made within ninety (90) days after notice of Company's determination to make such payment and shall be divided among Executive, Mullin and Riesner (or such of them as are then employed by the Company or another affiliate of Progress) in such proportion as they direct. The Amendment Payment shall be made within ninety (90) days after notice is given by the Company.

d. During the continuance of his employment by the Company, Executive and his family shall be eligible for participation in and shall receive benefits under welfare, benefit plans, practices, policies and programs provided generally from time to time by the Company to its senior executives; provided, however, that Executive shall not participate in the Corporate Executive Incentive Plan unless the Company exercises its rights under Section 2 (c) above.

e. KMR has the right to receive certain consideration from Straight Arrow Products, Inc. (a profit participation), Optic Graphics, Inc. (a fee claim arising in Chapter 11 proceedings), Akers Laboratory, Inc. (shares of stock) and Roebuck Hospitality Services, Inc. (placement compensation in the form of cash or stock). If KMR receives any cash or property as a result of these rights, and there has been no termination of Executive's employment for any reason, then fifty percent (50%) of such cash or property will be distributed in kind to Executive, Mullin and Riesner (or such of them as are then employed by the Company or another affiliate of Progress) in accordance with the distribution procedures described in Section 2 (b) hereof with respect to the Performance Bonus.

f. All compensation paid to Executive shall be subject to withholding as required by applicable law.

g. The Company shall reimburse Executive for reasonable expenses incurred by Executive in connection with the performance of his duties to the same extent as other senior executives.

3. Term. The term of this Agreement (the "Term") shall commence on the date first set forth above and shall continue through December 31, 2002, unless sooner terminated in accordance with Section 4 hereof. The Company and Executive shall enter into negotiations for the renewal, replacement or extension of this Agreement at least four (4) months prior to the end of the Term.

4.                Termination.

a. Executive's employment by the Company shall terminate on the death of Executive or may be terminated by the Company at any time:

(i) Upon the "disability" of Executive (as defined below); or



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(ii) For "justifiable cause" (as defined below).

b. If Executive dies prior to the termination of the then-applicable term of this Agreement, or in the event of Executive's "disability," prior to the termination of the then-applicable term of this Agreement, Executive or his estate (or if he shall so designate in writing, his widow), as applicable, shall be entitled to receive (i) Executive's Base Salary as provided in Section 2(a) to the date of death or disability, payable at the same time as the Base Salary would have been payable pursuant to Section 2, and (ii) the Pro-rata Performance Bonus for the fiscal year in which the termination occurred, payable at the time it would have been paid pursuant to Section 2(b).

c. The term "disability" shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform the essential functions of his position (with or without reasonable accommodation) for a period of twenty-six (26) weeks (whether or not consecutive) in any consecutive twelve (12) month period during the term of this Agreement.

d. If Executive's employment is terminated for "justifiable cause," then the Company shall pay his Base Salary through the date of such termination, but no additional remuneration shall be payable by Company to Executive.

e. The term "justifiable cause"as used in this Section 4 means any one or more of the following: (i) gross negligence or willful misconduct in the course of performance of Executive's duties under this Agreement; (ii) conviction of (or plea of guilty or nolo contendere to charges of) any felony; (iii) a material and continuing breach of this Agreement by Executive, after written notice and twenty (20) days to cure (or if the breach is curable but not curable in 20 days, Executive fails to take all reasonable steps to effect a cure or fails to cure the breach within forty (40) days); (iv) a breach of Executive's fiduciary duties to the Company; (v) any other conduct of Executive which materially adversely affects the Company after written notice thereof and opportunity to cure; (vi) failure of the Company to generate, in any year commencing after December 31, 1999, at least fifty percent (50%) of the gross revenues and pre-tax profit set forth in the budget for that year submitted by Executive and approved by the Board of Directors of the Company, which approval may not be unreasonably withheld; or (vii) failure of Executive to submit a budget for any year after the year ending December 31, 2000 that does not provide for a pre-tax profit of at least one million dollars ($1,000,000). "Justifiable cause" shall be deemed not to be present at any time that there is "good reason" as defined in Section 4(f) below.

f. If Executive terminates his employment with the Company at any time before the end of the then current term of the Agreement set forth in Section 3, other than by reason of death, disability, or absent "good reason", Executive shall be entitled to receive his Base Salary through the date of such termination, but no additional remuneration shall be payable by the Company to Executive. As used in this Section 4, "good reason" means (i) Executive's employment responsibilities are materially changed and not remedied within thirty



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(30) days after written notice from Executive to the Company; (ii) reduction in
Base Salary or benefits; (iii) there is a relocation of the primary office where Executive works to more than fifty (50) miles from its location as of the date of this Agreement; or (iv) there is a material change, not agreed to by Executive, in the Business (as defined in the Background section of this Agreement) as it relates to PBF, which change has a material adverse effect on the ability of Executive to earn a Performance Bonus hereunder. "Good reason" shall be deemed not to be present at any time that there is "justifiable cause" as defined in Section 4 (e) above.

g. If the Company terminates Executive's employment during the term of this Agreement for any reason other than one set forth in Section 4(a), or if Executive terminates his employment for "good reason" as defined in Section 4(f), Company shall pay to Executive (i) his Base Salary through the date of termination, (ii) the pro-rata Performance Bonus for the fiscal year in which the termination occurred, payable at the time it would have been paid pursuant to Section 2(b), and (iii) in a lump sum within fifteen (15) days after termination the greater of (A) an amount equal to one third (1/3) of the Amendment Payment defined in Section 2(c) or (B) an amount equal to twelve (12) months of his then current Base Salary. The payments specified in this Section 4(g) shall be Executive's sole remedy or entitlement by reason of such termination.

h. If the Company does not offer to renew this Agreement at the end of its then current term on terms no less favorable to Executive than those then being provided to Executive, then the Company shall pay to Executive within thirty
(30) days after expiration of this Agreement the greater of (A) an amount equal to thirty-seven and one-half percent (37.5%) of the Amendment Payment defined in
Section 2(c) or (B) an amount equal to twelve (12) months of his most recent Base Salary.

i. If Executive voluntarily and without coercion terminates his employment under this Agreement for other than good reason, or doesn't accept renewal of this Agreement at the end of its current term if offered to him on terms no less favorable to Executive than those then being provided to Executive, then Executive shall not, for a period of twelve (12) months (the "Restricted Period") following that termination, without the prior written consent of the Company's Board of Directors, directly or indirectly, for himself or on behalf of another individual, entity or organization, create, manage, operate, sponsor, be financially interested in, or participate in the management of, another business operating in Pennsylvania, Delaware, Maryland, New York or New Jersey (the "Restricted Area") which is involved in (i) formula-based and monitored asset based lending or the substantial equivalent thereof; (ii) factoring or any other form of financing that is the substantial equivalent of factoring; or
(iii) providing management or operational consulting services or advice to persons or entities engaged in any of the foregoing activities; provided, however, that nothing contained in this Section 4(h) shall prevent Employee from holding for investment no more than five percent (5%) of any class of equity securities of a company competitive with the Company whose securities are publicly traded on a national securities exchange or in a national market system.

j. During the employment of Executive, and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive shall


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not without the prior written consent of the Company's Board of Directors, directly or indirectly, for himself or on behalf of another individual, entity or organization, solicit or induce any employee, independent contractor, agent or supplier of the Company or of any affiliate of the Company, to terminate any employment or other relationship with the Company or any such affiliate.

k. The parties agree that the Company will suffer severe harm if Executive were to voluntarily terminate his employment prior to the end of the initial term of this Agreement other than by death, disability or for "good reason" as defined in Section 4(f), and that the damages suffered by the Company in this event would be difficult to calculate. Accordingly, the Executive agrees that in this event he will pay to the Company, as liquidated damages and not as a penalty, the Compensatory Payment, as hereinafter defined. The "Compensatory Payment" shall be Two Hundred Fifty Thousand Dollars ($250,000) and shall be reduced by $83,333 on each of the first two anniversaries of the date of this Agreement and on December 31, 2002. The Compensatory Payment shall be paid to the Company within thirty (30) days after termination and, if Executive so elects, may be paid in shares of Progress stock credited at the market value of the shares on the date they are tendered

5.                Confidential Information.

a. Executive will protect and keep confidential, during his employment by the Company and for one (1) year after the termination of his employment for any reason whatsoever, all "Confidential Information." "Confidential Information" means any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of or developed by the Company, Progress and/or any of its Affiliates (collectively, the "Progress Group"), or any names and addresses of customers or clients of the Progress Group, or any data or information on or relating to past, present or prospective customers or clients of the Progress Group, or any other confidential information relating to or dealing with the business operations or activities of the Progress Group, made known to Employee or learned or acquired by Employee while in the employ of the Company, but Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the trade or the general public. Confidential Information may be disclosed by Executive if either the information is in the public domain, was known by Executive prior to its disclosure by the Company was learned by Executive from a third party not known by Executive to owe a duty of confidentiality to the Company or is required by law or court process.

b. Upon the termination of Executive's employment by the Company for any reason whatsoever, Executive will leave with or return to the Company all Confidential Information and any materials containing such information, or alternatively certify to the Company the destruction of such materials.

c. The Executive acknowledges and agrees that the Company's remedy at law for a breach of any of the provisions of Section 4(i), Section 4(j) or this Section 5


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of this Agreement may be inadequate and, in the event of a breach or threatened breach by Executive of the provisions of any of those sections the Company shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available, in addition to any other remedies available to the Company. The time periods specified in Section 4(i) or Section 4(j) shall cease to run during any period of violation and shall not commence again until such violation is fully cured.

d. If the Restricted Period or the Restricted Area specified in Section 4(i) hereof should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such amount or the area shall be reduced by the elimination of such portion or both such reductions shall be made so that such restrictions may be enforced for such time and in such area as is adjudged to be reasonable. If Employee violates any of the restrictions contained in Sections 4(i) or 4(j) hereof, the Restricted Period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of the Company. Any member or members of the Progress Group may supply a copy of
Section 4(i) or 4(j) to any future or prospective employer of Employee or to any person to whom Employee has supplied information if such member or members determine in good faith that there is a reasonable likelihood that Employee has violated or will violate such Section.

6. Prior Agreement, Conflicts of Interest. Executive represents to the Company
(a) that there are no restrictions, agreements or understandings, oral or written, to which Executive is a party or by which Executive is bound that prevent or make unlawful Executive's execution or performance of this Agreement;
(b) none of the information supplied by Executive to the Company or any representative of the Company in connection with Executive's employment by the Company misstated a material fact or omitted information necessary to make the information supplied not materially misleading; and (c) Executive does not have any business or other relationship that creates a conflict between the interests of Executive and the Company.

7. Assignment. Neither party shall have the right to assign this Agreement, except with the prior written consent of the other party.

8. Authority. Executive represents and warrants that he is free to enter into this Agreement and that he is not a party to or otherwise bound by any employment contracts, restrictive covenants or any other contracts preventing full performance of his duties hereunder.

9.                Resolution of Disputes.

a. If there is a dispute between the parties arising under or related to this Employment Agreement, each party agrees that any legal proceedings will be instituted only in the Court of Common Pleas of Montgomery County, Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania. Each party irrevocably consents to the jurisdiction and venue of each of those Courts and agrees that service of the Complaint or other


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process may be made as provided in the applicable Rules of Court or as provided in Section 10 of this Employment Agreement.

b. If a party incurs costs or expenses as a result of any dispute arising under or related to this Employment Agreement, including legal fees or costs, the prevailing party in that dispute shall be paid, upon demand, by the non-prevailing party or parties, all of those costs and expenses (i.e., losing party pays).

10. Notices. Any notices or other communications required or permitted hereunder shall sufficiently be given if made by personal delivery, or by nationally recognized overnight delivery service, or by facsimile confirmed by first class mail, postage prepaid, as follows:

                           If to Company:

                                    Progress Bank
                                    4 Sentry Parkway, Suite 200
                                    Blue Bell, Pennsylvania 19422-0764
                                    Attention: W. Kirk Wycoff
                                    Facsimile: (610) 567-2388

                                    with a copy to:

                                    Wolf, Block Schorr and Solis-Cohen LLP
                                    1650 Arch Street - 22nd Floor
                                    Philadelphia, Pennsylvania 19103
                                    Attention: Bruce R. Lesser
                                    Facsimile: (215) 977-2740

                           If to Executive:

                                    Joseph R. Klinger
                                    1475 Jericho Road
                                    Abington, Pennsylvania 19001
                                    Facsimile: (215) 576-7107

                                    with copy to:

                                    Fox, Rothschild, O'Brien & Frankel, LLP
                                    Attention: Gerald J. McConomy, Esquire
                                    Eagleview Corporate Center
                                    760 Constitution Drive, Suite 104
                                    P.O. Box 673
                                    Exton, Pennsylvania 19341-0673
                                    Facsimile: (610) 458-7337




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or other such address as shall be furnished in writing by either party to the other. Any such notice or communication shall be deemed to have been given as of the date delivered by personal delivery or overnight courier, on the date of acknowledgment of good transmission if sent by facsimile or three business days after being mailed.

11. Miscellaneous. This Agreement supersedes all prior understandings and agreements between the parties with respect to the subject matter hereof. This Agreement shall be binding upon the legal representatives, heirs, distributees, successors and assigns of the parties, but the obligations of the Company and Executive may not be assigned except as provided herein. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and may not be changed orally, but only by a writing signed by the party, against whom enforcement of any such change is sought. It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                  PROGRESS BANK

                                  By:  /s/ W. Kirk Wycoff
                                       --------------------------


                                  Its: President
                                       --------------------------



                                   /s/ Joseph R. Klinger
                                   ------------------------------
                                  JOSEPH R. KLINGER





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